ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Amends Form 10-K for 2006 and Form 10-Qs for 2007

SAN ANTONIO (November 13, 2007) – Abraxas Petroleum Corporation (AMEX:ABP) today announced that the Company will file an amended Form 10-K for the year ended December 31, 2006 and amended Form 10-Qs for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 to restate previously reported results.

In connection with the filing of the Registration Statement on Form S-1 by Abraxas Energy Partners, L.P. (“Abraxas Energy”) and in the customary course of the Securities and Exchange Commission (“SEC”) review of the registration statement and other prior Abraxas Petroleum filings, the SEC issued a comment letter which included a comment regarding the inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”) of proved undeveloped reserves that are scheduled to be developed more than five years in the future. The SEC instructed the Company to revise its 2006 10-K to remove such reserves from the proved category.

The reserves in question relate to approximately 12 Bcf of reserves classified as proved undeveloped in the Company’s reserve report prepared by independent third-party engineers as of December 31, 2006. The subject reserves, predominately located in West Texas, are scheduled to be produced from deeper recompletions of wellbores that are currently producing in commercial quantities from a shallower formation. The Company scheduled the re-completions to produce such reserves from the deeper formation beginning at the time the shallower formation is expected to be depleted, which according to the reserve report would not occur within the next five years. The Company created this schedule because it believes that it would not be prudent to risk (or abandon) a commercially productive well in order to re-complete to the deeper formation within the next five years, nor is it permitted under most joint operating agreements without 100% approval from all of the working interest owners. The Company contributed approximately 50% of these proved undeveloped reserves to Abraxas Energy in May 2007.

In response to the SEC’s comments, the Company has reclassified these reserves to remove them from the proved undeveloped category as previously reported in its 2006 10-K. These proved undeveloped reserves represented approximately 12% of the Company’s proved reserves as of December 31, 2006, but only 2.5% of the Company’s PV-10 at such date. The re-classification of estimated proved reserves resulted in an increase in depreciation, depletion and amortization (“D/D/A”) expense, as well as an increase in the gain recognized in connection with the formation of Abraxas Energy. For all periods, the increase in D/D/A expense totaled $1,046,000, which was largely offset by an increase in the gain on sale of assets of $837,000 recognized in the quarter ended June 30, 2007. The net effect for all periods is a reduction in earnings of $209,000, or $0.00 per share. All of the foregoing adjustments are non-cash and do not impact cash flow from operations.

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816

The following table summarizes the impact of the reclassification of estimated proved reserves:

Estimated Reserves at December 31, 2006
Previously Reported				As Amended
(dollars in thousands)

Proved Developed	Proved Undeveloped	Total Proved	PV-10	Proved Developed	Proved Undeveloped	Total Proved	PV-10
Mmcfe	Mmcfe	Mmcfe		Mmcfe	Mmcfe	Mmcfe
47,579	51,172	98,751	$161,000	47,579	39,294	86,872	$157,000

The following table summarizes the impact of the restatement on our income statements:

	Previously Reported					As Restated
	(dollars in thousands)

	Year Ended 12/31/06	Three Months Ended 03/31/07	Three Months Ended 06/30/07	Six Months Ended 06/30/07	Nine Months Ended 09/30/07	Year Ended 12/31/06	Three Months Ended 03/31/07	Three Months Ended 06/30/07	Six Months Ended 06/30/07	Nine Months Ended 09/30/07
Depreciation, depletion and amortization	$14,393	$3,401	$3,355	$6,756	$10,367	$14,939	$3,655	$3,601	$7,256	$10,867
Operating income	19,575	3,801	6,986	10,787	16,698	19,029	3,547	6,740	10,287	16,198
Gain on sale of assets	—	—	58,498	58,498	58,498	—	—	59,335	59,335	59,335
Net income	1,246	(734)	56,894	56,160	59,158	700	(988)	57,485	56,497	59,495

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com